Exhibit 99.1

Tianli Agritech Reports Fourth Quarter and Full Year 2012 Results

Company generated $5.6 million in cash flow from operations in 2012

WUHAN CITY, China, March 14, 2013 /PRNewswire/ -- Tianli Agritech, Inc. (NASDAQ:OINK) ("Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs headquartered in Wuhan City, China, today announced its financial results for the fourth quarter and twelve month period ended December 31, 2012.

"2012 proved to be a very challenging year for Tianli due to unstable market conditions. As a result, we saw revenue decline for the first time in our company's history," began Tianli's Chairwoman and CEO, Mrs. Hanying Li. "Looking ahead, we expect gradual recovery of pork prices in coming quarters. We remain confident in our long term growth prospects, strong financial position and ongoing ability to generate cash. With our black hog program in Enshi Prefecture continuing to make significant progress, we believe Tianli is well positioned to take full advantage of the ongoing industry consolidation and regain its growth momentum in coming years."

Q4 2012 Highlights:

	For the Three Months Ended December 31,
($ thousands, except per share data)	2012	2011	% Change
Revenue	$6,857	$6,970	-2%
Gross margin	10.6%	19.0%	-44%
Operating margin	-0.1%	11.9%	-101%
Net income from continuing operations	(110)	660	-117%
Diluted earnings per share	(0.01)	0.08	-112%

Revenue for the fourth quarter of 2012 fell 2% to $6.9 million primarily due to decline in market hog prices. The Company sold a total of 30,865 breeder and market hogs in Q4 2012 compared to 25,472 hogs in Q4 2011. Revenue from breeder hog sales increased 13% to $1.8 million in Q4 2012 with number of breeder hogs sold increasing 19% to 6,636 hogs and average selling price of breeder hogs decreasing 5% to $278 per hog. Revenue from market hog sales decreased 6% from $5.3 million in Q4 2011 to $5.0 million in Q4 2012 as number of market hogs sold grew 22% to 24,229 hogs and average selling price of market hogs declined 23% to $207 per hog. The decline in average selling price of market hogs was mainly due to competition from imported pork, which sells for less than domestic pork.

	For the Three Months Ended December 31,
	2012			2011
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs	6,636	$278	$1,846	5,589	$292	$1,634
Market hogs	24,229	207	5,011	19,883	268	5,336
Total	30,865	222	6,857	25,472	274	6,970

Gross profit in Q4 2012 was $0.7 million, a 45% decrease from the same period of last year. Gross margin of 10.6% compared to 19.0% for the fourth quarter of 2011. Higher feed costs and lower pork prices contributed to the deterioration of gross margin.

Selling, general and administrative expenses increased $0.2 million to $0.7 million in Q4 2012. The increase was primarily due to our promotional marketing effort to sell our black hogs. Operating margin in Q4 2012 was (0.1%), compared to 11.9% for the same period of last year.

Net income (loss) from continuing operations in Q4 2012 was ($0.1) million, compared to $0.7 million in Q4 2011. The material decrease in net income was primarily the result of the deterioration in gross margin and increase in operating expenses. Earnings (loss) per diluted share were ($0.01), compared to $0.08 in Q4 2011.

FY 2012 Highlights

	For the Year Ended December 31,
($ thousands, except per share data)	2012	2011	% Change
Revenue	$26,529	$28,638	-7.4%
Gross margin	13.0%	37.0%	-64.8%
Operating margin	0.1%	28.1%	-99.5%
Net income from continuing operations	(252)	7,895	NM
Diluted earnings per share	(0.02)	0.80	NM

Revenue decreased 7.4% to $26.5 million for the year ended December 31, 2012 with total hogs sold increasing 14% to 115,696 hogs and average selling price decreasing 19% to $229 per hog. Revenue from breeder hog sales was $7.8 million in 2012, down 17% from $9.4 million in 2011 with number of breeder hogs sold and average selling price declining 10% and 7%, respectively. The decline in breeder hog sales was mainly due to increase in feed cost throughout the year which caused hog farmers to reduce their purchase of breeder hogs. Revenue from market hog sales decreased 3% from $19.3 million in 2011 to $18.7 million in 2012 as number of market hogs sold grew 24% and average selling price declined 22% year-over-year. Our revenue from market hog sales was adversely impacted by decreased pork prices caused by an oversupply of pork and China's efforts to control pork prices. Since retail pork price reached its peak level in 2011, both domestic hog production and pork imports had continued to expand, leading to an oversupply of hogs and continued slide of pork prices.

	For the Year Ended December 31,
	2012			2011
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs	26,690	$293	$7,821	29,654	$316	$9,374
Market hogs	89,006	210	18,708	71,946	268	19,264
Total	115,696	229	26,529	101,600	282	28,638

Gross profit margin decreased to 13% in 2012 from 37% in 2011. Gross margins for breeder hogs were 31% and 47% in the years 2012 and 2011, respectively. Gross margins for market hogs were 5% and 32% in the years of 2012 and 2011, respectively. Higher feed costs and lower pork prices contributed to the deterioration of gross margin for both breeder hogs and market hogs.

Selling, general and administrative expenses increased $0.9 million to $3.4 million in 2012. The increase was primarily due to non-cash expense of $1.1 million resulting from the issuance of 1,000,000 common shares to our marketing consultants and employees related to the promotion of black hog sales.

Net loss from continuing operations in 2012 was $0.3 million, compared to net income from continuing operations of $7.9 million in 2011. The material decrease in net income was primarily the result of the $2.1 million decrease in revenue, $5.0 million increase in cost of goods sold, and a $1.1 million non-cash expense resulting from the issuance of 1,000,000 common shares. Diluted earnings (loss) per share for 2012 and 2011 were ($0.02) and $0.80, respectively.

Financial Position

As of December 31, 2012, the Company had $7.5 million in cash and cash equivalents, compared to $6.5 million as of December 31, 2011. The Company generated approximately $5.6 million of cash flow from operations during the year of 2012. Working capital as of December 31, 2012 was $9.0 million as compared to $12.0 million at December 31, 2011, reflecting $7.0 million investment in rearing facilities at our black hog program, the collection of $1.1 million previously loaned to An Puluo and the proceeds of $1.1 million related to the investment from Xiamen Reijin Equity Investment Fund ( "XMRJ").

Recent Developments

On January 28, 2013, Tianli-Xiduhei® black pork meat made its official debut at Hua Lian and Yong Hui supermarket chains in Beijing. Beijing is the largest pork consuming market in China with an estimated 10 million hogs consumed annually.

On December 10, 2012, Tianli completed the construction of a new black hog feed facility in Enshi Prefecture. The new facility has an annual production capacity of 30,000 tons, sufficient to supply 100,000 Black Hogs. Tianli expects the feed facility to commence full production in Q2 2013.

On November 5, 2012, XMRJ agreed to invest RMB10 million or approximately US$1.6 million in exchange for 40% equity interest in Hubei Tianzhili Breeder Hog Co., Ltd. ("Tianzhili").  Tianzhili is the wholly-owned subsidiary of Wuhan Fengze Agricultural Science & Technology Development Co., Ltd., our variable interest entity in China. XMRJ also agreed to provide interest-free loan of RMB5 million, or approximately US$0.8 million, to Tianzhili. As of December 31, 2012, Tianzhili received $1.1 million cash proceeds from XMRJ with the remaining $0.5 million due in the first half of 2013.

On October 19, 2012, Tianli held its annual meeting of shareholders. Jianguo Hu and Zihui Mo were elected Class II Directors for a term of three years and Yang Chen was elected Class I Director for a term of two years. RBSM LLP, previously known as Sherb & Co. LLP, was also ratified as our independent registered public accountant for the fiscal year ended December 31, 2012.

Black Hog Program Update

In May of 2011, Tianli announced the development of its Black Hog program through which Tianli will breed and sell high-value Black Hog meat.  Black Hog meat is known for its increased nutritional value and better taste and thus commands a premium to white hog meat sold at retail.  The Company will work with all of its farmers and farming co-ops in the Enshi Prefecture in Hubei Province to ensure that the quality of the breed is maintained and to develop standardized programs for the feed and care of the hogs. As part of this effort, Tianli will develop an appropriate feed mix, which the farmers will purchase from the Company. To be eligible to participate in the program farmers will need to be able to maintain no less than 6 sows or produce at least 100 black hogs per year. By the end of 2012, the Company had funded and completed the construction of 645 farms for local farmers. The Company also expects to complete the construction of additional 120 farms by the end of March 2013. The long term target is to fund and construct 10,000 farms with an annual capacity of 1,000,000 black hogs.

The Company expects to benefit from the program in a number of ways, principally by reselling the black hogs purchased from the participating farmers and by providing the farmers with necessary feeds.

Earnings Conference Call

Tianli will host an earnings conference call and live webcast covering its fourth quarter and year 2012 financial results at 8:00 a.m. Eastern Time (New York) on March 15, 2013, which is also 8:00 p.m. in Beijing on March 15. To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for "Tianli 4Q12".

Conference Call
Date:	Friday, March, 15, 2013
Time:	8:00 am EDT, U.S.
U.S. Dial-in:	+1 877-317-6789
International Dial-in:	+1 412-317-6789
Conference ID:	Tianli 4Q12
Webcast Link:	http://services.choruscall.com/links/tianli130315.html

Please dial in at least 10 minutes before the call to ensure timely participation. A playback will be available through March 25, 2013. To listen, please call +1-877-344-7529 within the United States or +1-412-317-0088 if calling internationally.

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling breeder and market hogs in China and is developing a retail channel for its pork products including high-value, black hog meat. The Company is focused on growing high quality hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917- 609-0333
Email: tina.xiao@weitian-ir.com
Web: http://www.weitian-ir.com

TIANLI AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$7,477,205	$6,507,742
Accounts receivable	158,047	126,866
Inventories	10,232,893	9,578,040
Advances to suppliers	189,094	-
Prepaid expenses	237,247	164,664
Loan to An Puluo	-	1,101,582
Restricted cash	793,512	-
Other receivables	208,325	154,775
Assets - discontinued operations	-	1,402,842
Total Current Assets	19,296,323	19,036,511

Long-term prepaid expenses	1,681,488	1,818,399
Plant and equipment, net of accumulated depreciation of $4,979,716 and
$3,353,303 at December 31, 2012 and 2011, respectively	24,400,573	17,676,999
Construction in progress	1,655,901	3,126,317
Biological assets, net of accumulated amortization of $2,422,048 and
$1,090,459 at December 31, 2012 and 2011, respectively	4,357,846	3,886,580
Intangible assets, net	1,485,773	1,522,709

Total Assets	$52,877,904	$47,067,515

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Short-term loans	$7,101,935	$4,721,064
Accounts payable and accrued payables	190,811	172,541
Due to An Puluo	-	35,951
Other payables	2,893,332	781,037
Due to related party	125,842	120,326
Liabilities - discontinued operations	-	1,198,544
Total Current Liabilities	10,311,920	7,029,463

Stockholders' Equity:
Common stock ($0.001 par value, 50,000,000 shares authorized,
11,194,000 and 10,135,000 shares issued and outstanding as of
December 31, 2012 and 2011, respectively)	11,194	10,135
Additional paid in capital	14,888,470	13,520,276
Statutory surplus reserves	2,416,647	2,416,647
Retained earnings	21,582,277	21,795,072
Accumulated other comprehensive income	2,609,374	2,295,922
Stockholders' Equity - Tianli Agritech Inc. and Subsidiaries	41,507,962	40,038,052
Noncontrolling interest	1,058,022	-
Total Stockholders' Equity	42,565,984	40,038,052
Total Liabilities and Stockholders' Equity	$52,877,904	$47,067,515

TIANLI AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Year Ended December 31,
	2012	2011

Sales	$26,529,423	$28,638,431
Cost of goods sold	23,073,991	18,034,434
Gross profit	3,455,432	10,603,997

Operating expenses:
General and administrative expenses	2,239,737	2,450,399
Selling expenses	1,181,441	101,216
Total operating expenses	3,421,178	2,551,615

Income from operations	34,254	8,052,382

Other income (expense):
Interest expense	(461,299)	(181,218)
Subsidy income	218,605	233,928
Other income (expense)	(43,534)	(210,064)
Total other expenses	(286,228)	(157,354)

Income (loss) before income taxes	(251,974)	7,895,028

Income taxes	-	-
Net income (loss) from continuing operations	(251,974)	7,895,028

Discontinued operations:
Gain from operations of discontinued component, net of taxes	39,179	201,106

Net income	(212,795)	8,096,134

Other comprehensive income:
Unrealized foreign currency translation adjustment	313,452	1,057,803

Comprehensive income	$100,657	$9,153,937

Earnings per share - basic and diluted:
Weighted-average shares outstanding, basic and diluted	10,605,625	10,135,000

Continuing operations - Basic & diluted	$(0.02)	$0.78
Discontinued operations - Basic & diluted	$-	$0.02

TIANLI AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) from continuing operations	$(251,974)	$7,895,028
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,969,098	2,248,545
Amortization of prepaid expenses	406,357	188,998
Bad debt expense	-	54,218
Stock-based compensation	1,188,373	255,454
Written of advances to suppliers	-	26,584
Loss on disposal of construction in progress	49,338	-
Changes in operating assets and liabilities:
Accounts receivable	(30,095)	(124,883)
Inventories	(573,473)	(4,507,283)
Advances to suppliers	(189,025)	1,009,718
Prepaid expenses	(366,450)	(229,070)
Other receivables	(52,219)	131,164
Accounts payable and accrued payables	16,802	30,871
Other payables	2,287,254	590,777
Total adjustments	5,705,960	(324,907)
Net cash provided by operating activities from continuing operations	5,453,986	7,570,121
Net cash provided by operating activities from discontinued operations	154,135	10,791
Net cash provided by operating activities	5,608,121	7,580,912

CASH FLOWS FROM INVESTING ACTIVITIES
Cash collected from loan to An Puluo	1,110,512	-
Acquisition payables	-	(940,994)
Advance to An Puluo	-	(1,084,363)
Payment for long-term prepaid expenses	-	(1,831,987)
Purchase of intangible assets	-	(785,223)
Investment in construction in progress	(6,977,751)	(3,077,452)
Proceeds from disposal of construction in progress	509,842	-
Proceeds from disposal of biological assets	-	-
Deposits for purchase of equipment	-	-
Purchase of biological assets	(1,760,034)	(1,923,470)
Purchase of plant and equipment	(213,872)	(4,605,866)
Net cash used in investing activities	(7,331,303)	(14,249,355)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in restricted cash	(793,223)	-
Due to An Puluo	-	35,389
Due to related party	-	161,793
Proceeds from the noncontrolling shareholder's capital investment	1,057,636	-
Repayment of short-term loans	(4,759,336)	(743,564)
Proceeds from short-term loans	7,099,343	4,647,272
Net cash provided by financing activities	2,604,420	4,100,890

EFFECT OF EXCHANGE RATE CHANGES ON CASH	88,225	1,091,502

NET INCREASE IN CASH	969,463	(1,476,051)

CASH, BEGINNING OF YEAR	6,507,742	7,983,793

CASH, END OF YEAR	$7,477,205	$6,507,742

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest paid	$484,260	$201,589
Income tax paid	$-	$-